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                                                                     Exhibit 5.1

                     [MORRISON & FOERSTER LLP LETTERHEAD]

                                April 29,1998

AMNEX, Inc.
6 Nevada Drive
Lake Success, New York 11042


Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 filed by AMNEX, Inc., a New York corporation (the "Company"), with the Securities and Exchange Commission on February 24, 1998 (Registration No. 333-46815) and the Amendment No. 1 thereto filed with the Commission on April 29, 1998 (collectively, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of (a) $15,000,000 aggregate principal amount of 8 1/2% Convertible Subordinated Notes due 2002 (the "Notes") of the Company; (b) 5,387,157 Common Shares initially issuable upon conversion of the Notes (the "Note Conversion Shares"); (c) 3,154,154 Common Shares which are initially issuable upon conversion of the Series M Preferred Shares issued pursuant to the Preferred Stock Purchase Agreements (the "Preferred Conversion Shares"); (d) 1,121,615 Common Shares (the "Warrant Shares") initially issuable upon exercise of the Note Warrants, the Preferred Warrants and the Galesi Warrants (the "Warrants"); (e) 8,182,606 Common Shares issued (i) pursuant to the Common Stock Purchase Agreements, (ii) to Francesco Galesi upon conversion of indebtedness owed by the Company to Mr. Galesi and
(iii) pursuant to the Company's acquisition of certain assets of Teleplus, Inc. and the Company's acquisition of 80% of the outstanding shares of NBE (collectively, the "Common Investor Shares") (the Note Shares, the Preferred Conversion Shares, the Warrant Shares and Common Investor Shares are herein collectively referred to as the "Shares"). The Notes have been issued and sold pursuant to the terms and conditions of, and in the forms set forth in, (i) a purchase agreement (the "Purchase Agreement") between the Company and HSBC Securities, Inc., as initial purchaser (the "Initial Purchaser"), and (ii) an indenture (the "Indenture") between the Company and Marine Midland Bank, as trustee (the "Trustee"), the forms of which are filed as Exhibits 1.1 and 4.1 respectively, to the Registration Statement.


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AMNEX, Inc.
April 29, 1998

          This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Registration Statement. The Warrants, the Common Stock Purchase Agreements, the Preferred Stock Purchase

Agreements, the Purchase Agreement and the Indenture are collectively referred to hereinafter as the "Transaction Documents."

          As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the Notes and the Shares. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company, we have assumed that each other entity has the power and authority to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action and the due execution and delivery of such documents by each such entity. We have also assumed that the Indenture has been duly authenticated by the Trustee, will be duly qualified under the Trust Indenture Act of 1939, as amended and that the Notes have been issued and paid for in accordace with the terms of the Purchase Agreement and the Indenture. In addition, we have assumed that the current Board of Directors has been validly elected and that the Series M Preferred Shares, the Warrants and the Common Investor shares have been duly paid for. We have also assumed that the Company has been duly organized and is validly existing and in good standing under the laws of the State of New York, solely in reliance upon a certificate of the secretary of the State of New York, without independent investigation.

          In connection with this opinion, we have examined originals or copies of the Transaction Documents and of the certificate of incorporation and the bylaws, each as amended to date, of the Company, In addition, we have examined such records, documents, certificates of public officials and the Company, made such inquiries of officials of the Company and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

          The opinions hereinafter expressed are subject to the following qualifications and exceptions:

          (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

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AMNEX, Inc.
April 29, 1998


          (ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially reasonable, or where their breach is not material; and

          (iii) we express no opinion as to the enforceability of the waiver contained in Section 4.04 of the Indenture.

          Based upon and subject to the foregoing, we are of the opinion that:

          (a) The Notes constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture;

          (b) The Common Investor Shares have been validly issued and are fully paid and non-assessable; and

          (c) The Note Conversion Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable; and

          (d) The Preferred Conversion Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the Company's certificate of incorporation, will be validly issued, fully paid and non-assessable; and

          (e) The Warrant Shares, issuable upon exercise of the Warrants, when issued upon payment of the applicable exercise prices and in accordance with the applicable warrant agreements, will be validly issued, fully paid and non-assessable.

          We express no opinion as to matters governed by laws of any jurisdiction other than the substantive laws of the State of New York in effect on the date hereof.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus consituting a part thereof and any amendment thereto.

                                          Very truly yours,

                                          /s/ Morrison & Foerster LLP
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